Exhibit 10.4

PALM, INC.

INDUCEMENT RESTRICTED STOCK UNIT AGREEMENT

I. NOTICE OF RESTRICTED STOCK UNIT GRANT

Jonathan Rubinstein

c/o Palm, Inc.

950 W. Maude Avenue

Sunnyvale, CA 94085

You have been granted an award of restricted stock units (the “Restricted Stock Units”), subject to the terms and conditions of this Agreement, as follows:

Date of Grant	November 6, 2007

Vesting Commencement Date	November 6, 2007

Total Number of Restricted Stock Units	1,000,000

The purchase price of the Restricted Stock Units shall be the par value of the Company’s stock ($.001) and, when the Restricted Stock Units are paid out to the Grantee, the purchase price will be deemed paid by the Grantee for each Restricted Stock Unit through the past services rendered by the Grantee, and will be subject to the appropriate tax withholdings.

Time-Based Vesting Schedule:

These Restricted Stock Units will vest with respect to 500,000 of the Shares in accordance with the following schedule. Subject to Grantee remaining a Service Provider of the Company through each relevant date, the Restricted Stock Units will vest as to 125,000 Shares on the 9-month, 21-month, 33-month and 45-month anniversaries of the Grant Date.

Performance and Time-Based Vesting Schedule:

General

These Restricted Stock Units will vest with respect to 500,000 of the Shares on a combination of performance-based vesting and time-based vesting as described below. Provided that the CTSR targeted for each tranche is achieved (either before or after the time-based vesting), the Restricted Stock Units will vest with respect to the unvested Shares remaining in that tranche over time.

The calculations necessary to determine if the Restricted Stock Units will vest shall be made on the 9-month, 21-month, 33-month and 45-month anniversaries of the Grant Date, with the final such calculation made on the 45-month anniversary of the Grant Date. In addition, the Company will keep track on a daily basis as to whether the CTSR performance threshold required for each vesting tranche described below has been met, as the parties expressly intend that attainment of the CTSR performance thresholds may happen on any day within a month or year even if such CTSR performance threshold has not been attained at subsequent month-end or year-end. All vesting described in this section is contingent upon Grantee remaining a Service Provider of the Company through each vesting date, including the date on which the applicable CTSR performance threshold is first achieved.

Vesting Tranche 1

As to 250,000 Shares, provided that the Company achieves a CTSR of at least 50%, the Restricted Stock Units will vest with respect to: (i) 62,500 of such Shares on the later of the first date on which the Company achieves a CTSR of at least 50% or the 9-month anniversary of the Grant Date; (ii) 62,500 of the Shares shall vest on the later of the date on which the Company achieves a CTSR of at least 50% or the 21-month anniversary of the Grant Date; (iii) 62,500 of the Shares shall vest on the later of the date on which the Company achieves a CTSR of at least 50% or the 33-month anniversary of the Grant Date; and (iv) 62,500 of the Shares shall vest on the later of the date on which the Company achieves a CTSR of at least 50% or the 45-month anniversary of the Grant Date.

Notwithstanding the foregoing paragraph, should the CTSR performance threshold of 50% not be achieved at or any time prior to the 45-month anniversary of the Grant Date, the Restricted Stock Units in this tranche will be forfeited on such date.

Vesting Tranche 2

As to 250,000 Shares, provided that the Company achieves a CTSR of at least 100%, the Restricted Stock Units will vest with respect to: (i) 62,500 of such Shares on the later of the first date on which the Company achieves a CTSR of at least 100% or the 9-month anniversary of the Grant Date; (ii) 62,500 of the Shares shall vest on the later of the date on which the Company achieves a CTSR of at least 100% or the 21-month anniversary of the Grant Date; (iii) 62,500 of the Shares shall vest on the later of the date on which the Company achieves a CTSR of at least 100% or the 33-month anniversary of the Grant Date; and (iv) 62,500 of the Shares shall vest on the later of the date on which the Company achieves a CTSR of at least 100% or the 45-month anniversary of the Grant Date.

Notwithstanding the foregoing paragraph, should the CTSR performance threshold of 100% not be achieved at or any time prior to the 45-month anniversary of the Grant Date, the Restricted Stock Units in this tranche will be forfeited on such date.

II. AGREEMENT

A. Definitions.

1. “Agreement” means this restricted stock unit agreement between the Company and Grantee evidencing the terms and conditions of this Restricted Stock Unit.

2. “Applicable Laws” means the requirements relating to the administration of restricted stock units under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction that may apply to this award.

3. “Awarded Stock” means the Common Stock subject to the Restricted Stock Units.

4. “Board” means the Board of Directors of the Company.

5. “Code” means the Internal Revenue Code of 1986, as amended.

6. “Committee” means the Compensation Committee of the Board or any other committee of the Board that has been designated by the Board to administer this Agreement.

7. “Common Stock” means the common stock of the Company.

8. “Company” means Palm, Inc., a Delaware corporation.

9. “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

10. “CTSR” means the Cumulative Total Shareholder Return, measured on any date as the cumulative increase in the Fair Market Value of a Share of the Common Stock. The starting point for the measurement of CTSR shall be $8.50 per share (as appropriately adjusted for any stock splits, stock dividends and the like or otherwise pursuant to Section K). For example, if the Fair Market Value of a Share of the Common Stock were to increase to $12.75 or $17.00 (as appropriately adjusted for any stock splits, stock dividends and the like or otherwise pursuant to Section K) then the CTSR would be 50% and 100%, respectively. In the event that any dividends are paid on the Common Stock (other than dividends paid in Common Stock), the CTSR will be calculated as though such dividends were used to purchase additional Shares of the Common Stock, in the same manner as required by the Securities Exchange Commission for proxy statement purposes.

11. “Director” means a member of the Board.

12. “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

13. “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Grantee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

14. “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

Notwithstanding the preceding, for federal, state and local income tax reporting purposes and for such other purposes as the Committee deems appropriate, the Fair Market Value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

15. “Grant Date” or “Effective Date” means the date of grant of the Restricted Stock Units as set forth in the Notice of Grant attached as Part I of this Agreement.

16. “Grantee” means the person named in the Notice of Restricted Stock Unit Grant or such person’s successor.

17. “Notice of Grant” means the written notice, in Part I of this Agreement, evidencing certain terms and conditions of this Restricted Stock Unit grant. The Notice of Grant is part of this Agreement.

18. “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

19. “Service Provider” means an Employee, Director or Consultant.

20. “Share” means a share of the Common Stock, as adjusted in accordance with Section K of this Agreement.

21. “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

B. Grant. The Company hereby grants to the Grantee named in the Notice of Grant attached as Part I of this Agreement the number of Restricted Stock Units indicated in the Notice of Grant, subject to all of the terms and conditions in this Agreement.

C. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section D, the Grantee will have no right to payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company. Payment of any vested Restricted Stock Units will be made in Shares, subject to Grantee satisfying any applicable tax withholding obligations as set forth in Section H.

D. Vesting Schedule.

1. Except as otherwise provided in this Agreement, the Restricted Stock Units awarded by this Agreement are scheduled to vest in accordance with the vesting schedule set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on any such date actually will vest only if the Grantee continues to be a Service Provider through such date.

2. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of this Agreement. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units and if necessary, in the sole determination of the Company, to avoid the imposition of any additional tax or income recognition under Section 409A of the Code, the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth in the Notice of Grant (whether or not the Grantee remains a Service Provider through such date(s)).

E. Payment After Vesting. Any Restricted Stock Units that vest in accordance with Section D.1 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to Section H. Any Restricted Stock Units that vest in accordance with Section D.2 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares in accordance with the provision of such section, subject to Section H.

F. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to Section D at the time the Grantee ceases to be a Service Provider will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of any of the price paid for the Restricted Stock Units forfeited to the Company pursuant to this section.

G. Death of Grantee. Any distribution or delivery to be made to the Grantee under this Agreement will, if the Grantee is then deceased, be made to the administrator or executor of the Grantee’s estate (or such other person to whom the Restricted Stock Units are transferred pursuant to the Grantee’s will or in accordance with the laws of descent and distribution). Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of these Restricted Stock Units and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this Restricted Stock Unit grant as set forth in this Agreement.

H. Withholding of Taxes. The Company (or the Parent or Subsidiary to which the Grantee provides service) will withhold a portion of the Shares otherwise issuable in payment for vested Restricted Stock Units that have an aggregate market value sufficient to pay the minimum applicable federal, state and local income, employment and any other applicable taxes required to be withheld by the Company (or the Parent or Subsidiary to which the Grantee provides service) with respect to the Shares (the “Minimum Withholding Amount”). No fractional Shares will be withheld or issued pursuant to the grant of Restricted Stock Units and the issuance of Shares thereunder; unless determined otherwise by the Company, any additional withholding necessary for this reason will be done by the Company, in its sole discretion, through the Grantee’s paycheck or through direct payment by the Grantee to the Company in the form of cash, check or other cash equivalent. By accepting this award of Restricted Stock Units, the Grantee expressly consents to the withholding of Shares and, with respect to fractional shares, to any cash withholding as provided for in this Section H. All income and other taxes related to the Restricted Stock Unit award and any Shares delivered in payment thereof are the sole responsibility of the Grantee.

I. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). Notwithstanding any other part of this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will accrue with respect to (i) unvested Restricted Stock Units, and (ii) Restricted Stock Units that are vested but unpaid, and in each case will be paid out at the same time or time(s) as the underlying Restricted Stock Units on which such dividends or other distributions have accrued. After issuance, recordation and delivery of the Shares, the Grantee shall have all the rights of a stockholder of the Company with respect to voting such shares and receipt of dividends and distributions on such Shares.

J. Leaves of Absence. Unless the Committee provides otherwise, vesting of the Restricted Stock Units granted by this Agreement will be suspended during any unpaid leave of absence.

K. Adjustment Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

1. Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, adjust the method used to calculate CTSR and the number and class of shares that may be delivered under this award of Restricted Stock Units. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Notwithstanding the preceding, the number of Shares that may be delivered under this award of Restricted Stock Units always shall be a whole number. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock that may be delivered under this award of Restricted Stock Units.

2. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify Grantee as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously vested, this award of Restricted Stock Units will terminate immediately prior to the consummation of such proposed action.

3. Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the Restricted Stock Units shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock Units, the Participant shall fully vest in the Restricted Stock Units as to all of the Restricted Stock Units, including Shares as to which it would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock Unit shall be considered assumed if, following the merger or sale of assets, the Restricted Stock Unit confers the right to receive, for each Share of Awarded Stock subject to the Restricted Stock Unit immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received, for each Share of Awarded Stock and each unit/right to acquire a Share subject to the Restricted Stock Unit, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

Notwithstanding the foregoing, in the event of a Change of Control (as defined in the Management Retention Agreement), the vesting and payment of the Restricted Stock Units shall be treated as provided, and subject to the limitations set forth, in the Management Retention Agreement. For purposes of this paragraph and Section V, the “Management Retention Agreement” means the Management Retention Agreement, dated as of June 1, 2007, between the Grantee and the Company, as such may be amended or replaced from time to time by agreement of the parties thereto.

L. No Effect on Employment or Service. The Grantee’s service with the Company and any Parent or Subsidiary is on an at-will basis only, subject to the provisions of applicable laws and to any written, express employment contract with the Grantee. Accordingly, nothing in this Agreement shall confer upon the Grantee any right to continue to be employed by or provide service to the Company or any Parent or Subsidiary or shall interfere with or restrict in any way the rights of the Company or the Parent or Subsidiary to which the Grantee provides service, which are hereby expressly reserved, to terminate the Grantee as a Service Provider at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the Parent or Subsidiary to which the Grantee provides service.

M. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its General Counsel at the Company’s headquarters, 950 W. Maude Avenue, Sunnyvale, California 94085, or at such other address as the Company may hereafter designate in writing.

N. Grant is Not Transferable. Except to the limited extent provided in Section G above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.

O. Tax Advice. The Company has made no warranties or representations to the Grantee with respect to the income tax consequences of the transactions contemplated by the Agreement pursuant to which the Restricted Stock Units have been issued and the Shares issuable thereunder and the Grantee is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Grantee acknowledges that the Grantee has not relied and will not rely upon the Company or the Company’s counsel with respect to any tax consequences related to the Restricted Stock Units or the ownership, purchase, or disposition of the Shares issuable thereunder. The Grantee assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with the Restricted Stock Units and the Shares issuable thereunder.

P. Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, the Grantee’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

Q. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

R. Conditions for Issuance of Stock. The shares of stock deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to transfer on its books or list in street name with a brokerage company or otherwise issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any Applicable Law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Committee may establish from time to time for reasons of administrative convenience.

S. Committee Authority. The Committee shall have the power to interpret this Agreement and make all other determinations deemed necessary or advisable for administering this Agreement (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other persons, and shall be given the maximum deference permitted by law. No person acting as or on behalf of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

T. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

U. Severability. In the event any provision of this Agreement shall be held illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included.

V. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Notwithstanding the foregoing, this Agreement is intended to be consistent with the grant of restricted stock units (also known as performance shares) described in the Offer Letter, dated June 1, 2007 as amended in the Offer Letter Amendment, dated October 29, 2007 and effective as of October 24, 2007, between the Company and the Grantee and, with respect to equity acceleration provisions, the Management Retention Agreement (as set forth in Section K) or the Severance Agreement, in either case as applicable (which provisions are hereby incorporated into this Agreement). For purposes of this paragraph, the “Severance Agreement” means the Severance Agreement, dated as of June 1, 2007, between the Grantee and the Company, as such may be amended or replaced from time to time by agreement of the parties thereto.

W. Modifications to the Agreement. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Restricted Stock Units. However, the Company makes no representation that this award of Restricted Stock Units is not subject to Section 409A of the Code nor makes any undertaking to preclude Section 409A of the Code from applying to this award of Restricted Stock Units.

X. Governing Law. This grant of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of California, without regard to its conflict of laws provisions.

Y. Reservation of Shares. The Company, during the term of the Restricted Stock Units, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Restricted Stock Units.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PALM, INC.

By:	/s/ Edward T. Colligan
Edward T. Colligan, President & CEO

The Grantee hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.

/s/ Jonathan Rubinstein
Jonathan Rubinstein